UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2014

Cascade Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	00012905	41-2122221
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

2360 Corporate Circle, Suite 40, Henderson, NV, 89074

(Address of Principal Executive Officers)          (Zip Code)

Registrant's telephone number, including area code: (866)442-3766

9595 Wilshire Blvd., Suite 900, Beverly Hills, CA, 90212

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

1.01 Entry into a Material Definitive Agreement

In April 2011 the Company secured a significant 6 figure operating line LC of credit from EMRY Capital, which allowed the Company to continue operations in the research and development (RD) of various bio type fuels. The LC guarantee was backed or guaranteed by the security of the preferred shares.

The new management has never issued any common or additional preferred shares since taking control of the company in 2011.

Since April 4 2011 the Company has been engaged the field of RD of various bio type fuels, fuel cell other certain green energy, LED type projects and various other energy type space products and services.

In February 2014 our LC was diminishing, while we were very close to launching our product and various other cobranded lines. The secured creditor offered his majority position to be sold off the market. (Merger Network) This offer for sale induced the existing financier to extend a further put towards our existing LC to offer the targeted candidates on opportunity to complete their due diligence.

The Company is currently in a due diligence stage with the new targeted stakeholder(s)

Section 5 - Corporate Governance and Management

5.01	Changes in Control of Registrant

On January 24, 2011 the District Court in Clark County, Nevada granted Equity Resolutions, Inc. as custodian of the Company. In accordance with the court order, the custodian appointed officers and directors, reinstated the Company with the State of Nevada, and held a shareholder’s meeting to ratify the appointment of officers and directors. See Exhibit 99.0

5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 10, 2011 Carol Robichaud was appointed by the custodian, as the Company’s sole Officer and Director.

On March 25, 2011 Carol Robichaud was elected at the shareholder’s meeting, as the Company’s sole Officer and Director.

On July 31, 2011 Carol Robichaud resigned and Sasa Vasiljevic was appointed sole Officer and Director of the Company.

Section 9 - Financial Statements and Exhibits

(d) Exhibits

99.0        Custodianship Court Appointment

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 27, 2014

By: /s/ Sasa Vasiljevic
Sasa Vasiljevic President

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